Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Global Asset Management Trust of our report dated September 21, 2021, relating to the financial statements and financial highlights, which appears in Martin Currie SMASh Series EM Fund’s Annual Report on Form N-CSR for the year ended July 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

November 17, 2021

PricewaterhouseCoopers LLP, 100 East Pratt Street, Suite 2600, Baltimore, MD 21202-1096 T: (410) 783 7600, F: (410) 783 7680, www.pwc.com/us